Exhibit 99.1

UNITED REFINING COMPANY REPORTS

FISCAL 2011

YEAR END RESULTS

Warren, PA. November 30/PRNewswire/—United Refining Company, a leading regional refiner and marketer of petroleum products announces results for the Company’s fiscal year ended August 31, 2011.

Adjusted FIFO Earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal year ended August 31, 2011 was $146.3 million, an increase of $158.0 million from $(11.7) million for fiscal year ended August 31, 2010.

We arrive at adjusted FIFO EBITDA by adjusting EBITDA on a LIFO basis which is $53.1 million for fiscal year 2011, for non cash losses on derivative contracts of $51.4 million and for the LIFO inventory adjustment of $41.8 million. Our calculation of EBITDA and reconciliation to net income is set forth on the table below.

As of November 17, 2011, the mark to market valuation over the remaining term of the derivative contracts changed $52.6 million from an unrealized loss position of $51.4 million as of August 31, 2011 to an unrealized gain position of $1.2 million.

Net sales for the fiscal year ended August 31, 2011 were $3.2 billion as compared to $2.7 billion for the fiscal year ended August 31, 2010. Retail sales increased during fiscal 2011 by $264.7 million or 19.5% for the comparable period in fiscal 2010 from $1,359.1 million to $1,623.8 million. The retail sales increase was primarily due to increases in petroleum volume, petroleum selling prices and merchandise sales. Retail petroleum sales volume and merchandise sales both continued to increase for the seventh consecutive fiscal year. Wholesale sales increased during fiscal 2011 by $247.8 million or 19.1% for the comparable period in fiscal 2010 from $1,295.3 million to $1,543.1 million. The increase was due to a 30.5% increase in wholesale selling prices offset by an 8.7% decrease in wholesale volume. Wholesale volume was negatively impacted by two refinery maintenance turnarounds during the fiscal year.

Net loss attributable to United Refining Company’s stockholder for the fiscal year ended August 31, 2011 was $8.1 million, an improvement of $68.0 million from net loss of $76.1 million for the year ended August 31, 2010.

United Refining Company (http://www.urc.com) uses the term EBITDA or earnings before interest, income taxes, depreciation and amortization, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses the term EBITDA because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance and is used to calculate certain debt coverage ratios included in several of the Company’s debt agreements. The Company’s calculation of EBITDA includes an adjustment for a gain that resulted from an extinguishment of its debt since the gain was not a result of the normal operations of the Company. See reconciliation of EBITDA to Net Income in Footnote (1) in table set forth below. The Company’s method of computing EBITDA may or may not be comparable to other similarly titled measures used by other companies.

	Year Ended August 31,
	2011	2010
	(dollars in thousands)

Net Sales	$3,166,876	$2,654,401
Operating Income (Loss)	$33,332	$(78,091)
Net Income (Loss) attributable to United Refining Company’s Stockholder	$(8,119)	$(76,134)
Income Tax Expense (Benefit)	$(3,619)	$(38,646)
EBITDA (1)	$53,118	$(56,659)

(1)	EBITDA Reconciliation

EBITDA Reconciliation

	Year Ended August 31,
	2011	2010
	(dollars in thousands)

Net (Loss) Income	$(8,119)	$(76,134)
Interest Expense	40,567	35,177
Income Tax Expense / (Benefit)	(3,619)	(38,646)
Gain on Early Extinguishment of Debt	1,245	—
Depreciation	17,332	16,738
Amortization	5,712	6,206

EBITDA – LIFO Basis	$53,118	$(56,659)

EBITDA – LIFO Basis	$53,118	$(56,659)

Non cash Losses on Derivative Contracts	51,414	—

Adjusted EBITDA – LIFO Basis	$104,532	$(56,659)

LIFO Inventory Adjustment	41,794	44,987

Adjusted EBITDA – FIFO Basis	$146,326	$(11,672)

United operates a 70,000 bpd refinery in Warren, Pennsylvania. In addition to its wholesale markets, the Company also operates 366 Kwik Fill® / Red Apple® and Country Fair® retail gasoline and convenience stores located primarily in western New York and northwestern Pennsylvania.

Certain statements contained in this release are forward looking, such as statements regarding the Company’s plans and strategies or future financial performance. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge, investors and prospective investors are cautioned that such statements are only projections and that actual events or results may differ materially from those expressed in any such forward-looking statements. In addition, the Company’s actual consolidated quarterly or annual operating results have been affected in the past, or could be affected in the future, by additional factors, including, without limitation, general economic, business and market conditions; environmental, tax and tobacco legislation or regulation; volatility of gasoline prices, margins and supplies; merchandising margins; customer traffic, weather conditions; labor costs and the level of capital expenditures.

Company Contacts: John A. Catsimatidis, Chairman and CEO (212) 956-5803

James E. Murphy, Chief Financial Officer (814) 723-1500